Exhibit 10.16

Execution Version

PERSONAL AND CONFIDENTIAL

December 16, 2020

Mr. Michael D. Garcia

820 Huntington Park Drive

Charlotte, North Carolina 28211

Dear Mike:

This letter (the “Separation Agreement”) sets forth our mutual understanding and agreement concerning your separation from employment with Domtar Corporation and its subsidiaries and affiliates (collectively, the “Corporation” or “Domtar”) in connection with an employment termination program offered to the Sales General and Administration (the “SG&A”) employees of the Corporation.

1.Separation Date.  Your last day of employment with the Corporation will be January 4, 2021 (the “Separation Date”).  On the next regular payroll date following the Separation Date, the Corporation will pay you for any earned but unpaid wages, and any accrued and unused vacation as of the Separation Date, whether or not you execute and deliver this Separation Agreement to the Corporation.

2.Severance Pay and Separation Benefits.  In consideration for and subject to your timely execution, delivery and non-revocation of this Separation Agreement and the general release of claims (the “Release”) attached hereto as Exhibit B within the timeframe stated below, and compliance with all terms of this Separation Agreement and Sections 12, 13, 14 and 15 of the Employment Agreement (as defined below), the Corporation will provide you with the payments and benefits set forth below:

a.Severance Allowance.  The Corporation will pay you a severance allowance in accordance with Section 9 of your Employment Agreement, dated as of January 27, 2014, by and between you and the Corporation (the “Employment Agreement”), and Domtar’s Amended & Restated Severance Program for Management Committee Members (the “Severance Plan”) in a total amount of $1,359,278, less applicable tax and withholding (the “Severance Allowance”), which represents twenty-four (24) months of your current base salary as pay in lieu of notice of termination.  Such amount shall be payable in a lump sum within ninety (90) days following the Separation Date, but in no event later than March

15, 2021, subject to the terms and conditions of the Employment Agreement, Severance Plan and this Separation Agreement.

b.Annual Incentive Plan.  You will receive a bonus under Domtar’s Annual Incentive Plan for 2020 (the “AIP”) in accordance with the Severance Plan. This bonus will be based on your individual performance and the Pulp and Paper Division’s performance relative to the performance criteria under the AIP as of the fiscal year ended immediately prior to the Separation Date (or such greater amount as is payable under the AIP), calculated based on your base salary of $679,639 and bonus target of 89% (and excluding any payments made in 2020 under this Separation Agreement).  Payment will be made in accordance with the terms of the AIP at the same time as your Severance Allowance is paid, but in no event later than March 15, 2021.

c.Treatment of Equity.  You hold unvested equity awards under the Amended and Restated Domtar Corporation 2007 Omnibus Incentive Plan (the “Omnibus Plan”) as set forth on Exhibit A attached hereto.  Notwithstanding anything to the contrary contained in the Omnibus Plan or your award agreements, and subject to the terms and conditions of this Separation Agreement, in consideration for your years of service, your promises herein and your timely execution, delivery and non-revocation of the Release, (i) any unvested stock options granted to you under the Omnibus Plan and as set forth on Exhibit A attached hereto shall vest immediately as of the Separation Date, and you will have until the earlier of (x) the fifth (5th) anniversary of the Separation Date and (y) the normal expiration date of each stock option to exercise the vested stock options granted to you under the Omnibus Plan, subject to the provisions of the Omnibus Plan, award agreement and this Separation Agreement; (ii) any unvested Restricted Stock Units (“RSUs”) granted to you under the Omnibus Plan and as set forth on Exhibit A attached hereto shall vest immediately as of the Separation Date, and be settled as soon as practicable after the Corporation’s receipt of the executed Release (but not later than March 15, 2021), subject to the provisions of the Omnibus Plan, award agreement and this Separation Agreement; and (iii) a pro-rata portion of any unvested Performance Stock Units (“PSUs”) granted to you under the Omnibus Plan and as set forth on Exhibit A attached hereto, calculated in accordance with the provisions of the Omnibus Plan based on your service through the Separation Date, shall vest as of the Separation Date.  Your PSUs will be paid at the same time as similar awards are paid to other employees under the Omnibus Plan.  The stock options, RSUs and PSUs granted to you under the Omnibus Plan that do not vest as described above, if any, will be cancelled and forfeited without payment effective as of the Separation Date.

d.Group Insurance Coverage.  Your medical, dental and/or vision coverage under the Domtar group insurance program will be maintained until the end of the month in which your separation from employment occurs.  In addition, you are entitled to elect continuation of your health coverage (medical, dental and/or vision) after your separation from employment in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), beginning on the first day of the month following the end of your coverage. If you timely elect to continue health coverage (medical, dental and/or vision) under the Domtar group insurance program pursuant to COBRA, the Corporation will reimburse you (within thirty (30) days after your payment of the applicable premium), for the eighteen (18)-month period beginning on the Separation Date, for the amount that the cost to you under COBRA exceeds what would have been the cost to you of medical, dental and/or vision coverage under the Domtar group insurance program had you remained employed.  If you obtain equivalent or better coverage through a subsequent employer, your continued coverage under the Domtar group insurance program will terminate.  Notwithstanding the foregoing, your coverage under the Short Term Disability (STD), Long Term Disability (LTD), Life and Accident Death & Personal Loss (ADPL) and Business Travel programs will terminate on the Separation Date.

e.Outplacement Services.  You will be entitled to reasonable outplacement services through an external outplacement firm appointed by the Corporation until (i) December 31, 2022 or (ii) you obtain new employment, whichever occurs first.

f.Pension and Defined Contribution Plans.  Your participation in the Corporation’s DB SERP for Management Committee Members of Domtar, DC SERP for Designated Executives of Domtar and the 401(k) Plan will terminate on the Separation Date.  Payment of your benefits under such plans will be determined in accordance with the terms of the applicable plan, and is not subject to your execution, delivery and non-revocation of the Release.

g.Financial Counseling.  You will be entitled to reimbursement for up to $3,500 of financial counseling received through the Separation Date.  Reimbursement payments will be made to you promptly following submission of receipts for services, provided that receipts are submitted within ninety (90) days, and are not subject to your execution, delivery and non-revocation of the Release.  No reimbursement payment will be made later than December 31, 2021.  You understand that this reimbursement may be a taxable benefit.

3.Return of Property.  To the extent you have not already done so, no later than the Separation Date, you shall return to the Corporation all documents (and all copies thereof) and other property belonging to the Corporation that you have in your possession or control, including, without limitation, all files, correspondence, email, equipment (including, but not limited to, computers, smartphones, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Corporation (and all reproductions thereof in whole or in part).

4.Re-Affirmation of Restrictive Covenants.  By signing and returning this Separation Agreement, in consideration of the payments and benefits provided under Section 2(a)-(e) of this Separation Agreement, you hereby acknowledge and agree that you will continue to be bound by, and adhere to, the restrictive covenants and related agreements set forth in Sections 12, 13, 14 and 15 of the Employment Agreement following the Separation Date in accordance with their terms, and such provisions in their entirety are incorporated into this Separation Agreement.

5.Non-Disparagement. You hereby agree that you will not make any statement, directly or indirectly, oral or written, which criticizes or is disparaging of or which is intended to or could reasonably be expected to damage the business or reputation of the Corporation, or any of its directors, officers, employees, agents or business. Notwithstanding anything in this Separation Agreement to the contrary, this Separation Agreement does not prohibit you from making any truthful statements regarding any unlawful employment practices or providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Corporation by any government agency or other regulator, or otherwise providing information to the appropriate government regulatory agency or body regarding conduct by the Corporation that you reasonably believe is illegal or in material non-compliance with any regulatory requirement applicable to the Corporation.

6.Cooperation. You agree to cooperate with Domtar and each and every affiliate, parent and subsidiary thereof, as the case may be, and their attorneys, experts and consultants, after the Separation Date, as requested in connection with any litigation, grievance, investigation or any other proceeding arising out of, or relating to, matters in which you were involved prior to the Separation Date. Your cooperation shall include, without limitation, meeting with, sharing information, and providing assistance to the Corporation, and their attorneys, experts and consultants, and providing truthful testimony in pretrial and trial or hearing proceedings. In the event that your cooperation is requested after the Separation Date, the Corporation and their attorneys, experts and consultants will seek to minimize interruptions to your schedule to the extent consistent with its interests in the matter, and will reimburse you in connection with such cooperation upon reasonable substantiation of such expenses.

7.Defend Trade Secrets Act Notice.  You are hereby notified in accordance with the Defend Trade Secrets Act of 2016 that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  You are further notified that if you file a lawsuit for retaliation by an employer for reporting a suspected violation of law, you may disclose the employer’s trade secrets to your attorney and use the trade secret information in the court proceeding if you: (i) file any document containing the trade secret under seal and (ii) do not disclose the trade secret, except pursuant to court order.

8.Section 409A Compliance. This Separation Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder, and shall be construed and administered in accordance with Section 409A.  Notwithstanding any other provision of this Separation Agreement, payments provided under this Separation Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption.  Any payments under this Separation Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.  For purposes of Section 409A, any installment payments provided under this Separation Agreement shall each be treated as a separate payment.  To the extent required under Section 409A, any payments to be made under this Separation Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A.  In addition, you recognize that you are a “specified employee” as defined in Section 409A.  Accordingly, notwithstanding any other provision in this Separation Agreement, to the extent any amount payable under this Separation Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A, (ii) is payable upon your separation from service and (iii) under the terms of this Separation Agreement, would be payable prior to the six (6)-month anniversary of your separation from service, such payment shall be delayed until the earlier to occur of (a) the six (6)-month anniversary of the separation from service or (b) the date of your death.

9.Governing Law. This Separation Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of South Carolina without giving effect to the conflicts of law principles that would apply the law of any other jurisdiction.

10.Confidential.  You hereby agree not to disclose the terms and conditions of this Separation Agreement and any communications regarding the negotiation of this Separation Agreement to any person or entity, other than your attorneys, accountants, financial advisors, members of your immediate family and state or federal taxing authorities, or if disclosure is required by law.

11.Miscellaneous. This Separation Agreement may be amended only by a written instrument signed by both parties. This Separation Agreement and the exhibits hereto (including the Release), together with Sections 12, 13, 14 and 15 of the Employment Agreement, constitute the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede and replace all prior agreements and understandings (whether oral or written) between the parties with respect to such subject matter (except to the extent the provisions of the Employment Agreement survive by the terms of this Separation Agreement). This Separation Agreement (including the Release) shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators and assigns. In the event that any one or more of the provisions of this Separation Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Separation Agreement shall not be affected thereby and any said invalid, illegal or unenforceable provision shall be deemed not to be a part of this Separation Agreement. This Separation Agreement may be executed by electronic means and in counterparts (including via facsimile or .pdf file), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[signature page follows]

We urge you to review the terms of this Separation Agreement and the attached Release (which waives claims under the Age Discrimination in Employment Act), and discuss them with your family, an attorney of your choice or your financial or tax advisors before accepting the terms and making a decision.  By signing, you acknowledge that you have been provided at least forty-five (45) days following receipt of this Separation Agreement and the attached Release in which to consider the terms of the Release.  A Release must be signed and dated no earlier than the close of business on your Separation Date, and the signed Release must be returned to Josée Turgeon at 395 de Maisonneuve Blvd. West, Montreal, QC H3A 1L6 Canada, if you intend to accept the severance payments and benefits set forth in Section 2(a)-(e) of this Separation Agreement.  If you change your mind after signing the Separation Agreement and Release, you have the right to revoke your decision within seven (7) days of signing the Release.  Any revocation of the Release must be in writing and received by the Corporation by the close of business on the seventh (7th) day following your execution of the Release, and must be delivered by hand-delivery, express courier or certified mail, return receipt requested to: Josée Turgeon, Domtar Corporation, 395 de Maisonneuve Blvd. West, Montreal, QC H3A 1L6 Canada. You may also submit the signed version via email to Josée Turgeon at Josee.Turgeon@domtar.com. However, if you revoke your decision, you will not receive any of the severance payments and benefits set forth in Section 2(a)-(e) of this Separation Agreement.

I extend to you our best wishes for success in your future endeavors.

    Yours truly,

Domtar Corporation (for itself and its subsidiaries and affiliates) ______________________________ By: John D. Williams Title: President and Chief Executive Officer Date: _________________

Agreed to and Accepted:

______________________________

Michael D. Garcia

Date: ________________

Exhibit A

Equity Awards

Grant Year	Grant Type	Unvested Equity Awards as of Separation Date[1]	Unvested Equity Awards Eligible for Accelerated Vesting as of Separation Date	Unvested Equity Awards Forfeited as of Separation Date[2]
2018	Stock Option	4,461	4,461	–
	RSU	7,813	7,813	–
	PSU	14,086	16,727	–
2019	RSU	8,613	8,613	–
	PSU	12,098	6,602	5,496
2020	RSU	13,175	13,175	–
	PSU	19,349	6,532	12,817

1 For unknown PSU performance periods, performance is assumed at target (100%). Final vesting will use actual performance.

2 Estimated number of forfeited equity awards.

Exhibit B
Release

WHEREAS, Michael D. Garcia’s (“Executive”) employment with Domtar Corporation and its subsidiaries and affiliates (collectively, the “Corporation” or “Domtar”) will terminate as of January 4, 2021 (the “Separation Date”);

WHEREAS, Domtar has, pursuant to a letter agreement dated as of December 16, 2020, to which Executive and Domtar are parties (the “Separation Agreement”), agreed to provide Executive with certain post-employment benefits, as set forth in Section 2(a)-(e) of the Separation Agreement, to which Executive would not have otherwise been entitled (the “Severance Benefits”); and

WHEREAS, Executive acknowledges that Executive has been provided all monies owed through the date Executive signs this general release of claims (this “Release”), and that Domtar has satisfied all obligations to Executive arising out of or relating to Executive’s employment with Domtar or separation from such employment through the date Executive signs this Release.

NOW, THEREFORE, in consideration of the promises made by the Executive in the Separation Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged:

1.Executive, on behalf of himself, his family, heirs, executors, administrators and assigns (the “Releasor Parties”) hereby fully and generally releases, discharges and covenants not to sue Domtar, its parents, predecessors, successors, assigns and each of the foregoing entities’ respective officers, directors, employees, representatives (acting in their capacity as employees or representatives) and direct or indirect equity holders (the “Released Parties”) with respect to any and all claims, demands, costs, rights, causes of action, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown, which Executive may have had at the time of signing this Release or had at any time prior thereto, including, but not limited to, any and all claims which may in any way arise out of or under, be connected with or relate to Executive’s employment with Domtar, Executive’s activities at Domtar, Executive’s separation from employment with Domtar or the conduct of any of the foregoing Released Parties.

Without limiting the generality of the foregoing, the Releasor Parties expressly agree and acknowledge that this Release includes, but is not limited to, any claim before any court, government agency or in any other forum, (a) based on any federal, state or local statute, including without limitation any statute relating to employment, retirement or disability, age, sex, pregnancy, race, national origin, sexual orientation or other form of discrimination (including but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq.; the Age Discrimination in Employment Act, as amended (including the Older Workers Benefit Protection Act (the “OWBPA”)), 29 U.S.C. § 621 et seq. (the “ADEA”); the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C.  § 2101 et seq. (“WARN”), or equivalent state WARN act; the National Labor Relations Act, as amended, 29 U.S.C. § 141 et seq.; the Equal Pay Act of 1963, 29 U.S.C. § 201 et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101; the Rehabilitation Act of 1973, 29 U.S.C. § 701; the Civil Rights Acts of 1866 and 1871, as amended, 29 U.S.C. § 1981 et seq.; the Consolidated Omnibus Budget Reconciliation Act of 1985,

as amended; the Employee Retirement and Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Family Medical Leave Act of 1993, as amended, 42 U.S.C. § 2601 et seq.; the South Carolina provisions regarding retaliation/discrimination for filing of a workers’ compensation claim, S.C. Code Ann. § 41-1-80 et seq., as amended; and the South Carolina Wage Payment and Work Hour Laws, as amended, including S.C. Code Ann. § 41-10-10 et seq.; (b) for wrongful discharge; (c) for fraud or fraud in the inducement; (d) for negligent misrepresentation; (e) relating to any implied or express promise or agreement (whether oral or written); (f) for intentional or negligent infliction of emotional distress or harm, defamation or any other tort; (g) for additional severance pay or benefits; (h) for breach of fiduciary duty; (i) for promissory estoppel or (j) all claims for violation of or failure to comply with any public policy (collectively, the “Released Claims”).  Notwithstanding the foregoing, any Released Claims shall not include (i) any rights to receive the Severance Benefits under the Separation Agreement, or to earned and vested benefits under Domtar’s benefit plans, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under Domtar’s organizational documents or otherwise, (iii) Executive’s rights as an equity or security holder in Domtar pursuant to such entity’s organizational documents or (iv) any rights or claims that cannot be waived by law, including but not limited to the right to file a discrimination charge with an administrative agency or participate in any federal, state or local agency investigation.  Executive does, however, agree to waive any right to recover money in connection with any such charge or investigations, or in connection with a charge filed by any other individual or agency. Nothing in this Section 1 shall prohibit Executive from making any disclosure to the U.S. Securities and Exchange Commission (“SEC”) pursuant to Section 21F-17(b) of the Securities and Exchange Act of 1934, as amended, or receiving an award from the SEC in connection therewith.

2.If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative, or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Domtar or any other Released Party is a party.

3.Executive understands that the Severance Benefits represent, in part, consideration for signing this Release and are not salary, wages or benefits to which Executive was already entitled.  Executive understands and agrees that Executive will not receive the Severance Benefits unless Executive executes this Release and does not revoke this Release within the time period permitted hereafter or breaches this Release or the Separation Agreement.

4.Executive hereby agrees, acknowledges and affirms each of the following: (a) that Executive has received all compensation, wages, and/or benefits to which Executive may be entitled through the date Executive signs this Release; (b) that following the Separation Date, Executive shall not be entitled to any further compensation, benefits or monies from Domtar, except for the Severance Benefits specifically provided for under the express terms of the Separation Agreement; (c) that Executive has been granted any leave to which Executive may have been entitled under the Family and Medical Leave Act or any similar state or local leave or disability accommodation law; (d) that Executive has no known workplace injuries or occupational diseases and (e) that Executive has not been retaliated against for reporting any allegations of fraud or other wrongdoing.

5.Domtar and Executive agree that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by any Released Party or Executive of any improper or unlawful conduct.

6.Executive agrees that Executive will forfeit all amounts that are payable by Domtar pursuant to the Separation Agreement (other than accrued and vested benefits) if Executive challenges the validity of this Release.  Executive also agrees that, if Executive violates this Release by suing Domtar or the other Released Parties with respect to any of the Released Claims, Executive will pay all costs and expenses of defending against the suit incurred by the Released Parties, including all reasonable attorneys’ fees, and return all payments received by the Executive pursuant to the Separation Agreement.

7.Executive agrees that this Release is confidential and Executive will not disclose any information regarding the terms of this Release, except to Executive’s immediate family and any tax, legal or other counsel Executive has consulted regarding the meaning or effect hereof or as required by law, and Executive will instruct each of the foregoing not to disclose the same to anyone.

8.Executive hereby agrees, acknowledges and affirms that as of the date hereof, Executive has returned to return to Domtar all documents (and all copies thereof) and other property belonging to Domtar that Executive has in his possession or control, including, without limitation, all files, correspondence, email, equipment (including, but not limited to, computers, smartphones, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of Domtar (and all reproductions thereof in whole or in part).

9.Whenever possible, each provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10.The following information is being provided to Executive in accordance with the ADEA and OWBPA because the Severance Benefits are being offered to Executive in connection with an employment termination program offered to a group of employees of Domtar.  For business reasons related to unforeseeable business conditions caused by the COVID-19 pandemic and decreased paper demand, Domtar has decided to reduce Company Sales General and Administration (“SG&A”) headcount and restructure as necessary (the “Reduction”). The decisional unit considered for separation in connection with the Reduction is all SG&A employees.  Eligible employees were selected for separation from their employment in connection with the Reduction based on business considerations, including, but not limited to, business and market needs and reasons, internal and external customer needs, how to restructure to best service Domtar, financial costs, and individual skills and performance.  Attached as Schedule I is an organized list of the job titles and ages of all eligible salaried employees who have been selected for separation as part of the Reduction.  Attached as Schedule II is an organized list of the job titles and ages of all eligible salaried employees who have not been selected for separation as part of the Reduction.  The data contained in Schedule I and Schedule II was prepared as of December 14, 2020.

11.Executive hereby agrees and acknowledges each of the following:

a)	Executive has read this Release carefully and voluntarily consents to everything in this Release;
b)

Executive has been encouraged by representatives of Domtar to have this Release reviewed by legal counsel of Executive’s own choosing and Executive has been given ample time to do so prior to signing it;

c)	Executive had the opportunity to negotiate concerning the terms of this Release;
d)

Executive has been given the right to take up to forty-five (45) days to consider this Release, and to the extent Executive signs this Release prior to such forty-fifth (45th) day, Executive knowingly and voluntarily waives his right to consider the Release for the remainder of such period;

e)	This Release specifically applies to any rights or claims Executive may have against Domtar or any other Released Party under the ADEA;
f)

Notwithstanding anything in this Release to the contrary, this Release does not purport to waive rights or claims arising under ADEA that may arise from acts or events occurring after the date that this Release is signed by Executive; and

g)

Executive has the right to revoke this Release within seven (7) days following the date it is executed by Executive.  Any revocation of this Release must be in writing and received by Domtar by the close of business on the seventh (7th) day following Executive’s execution of the Release, and must be delivered by hand-delivery, express courier or certified mail, return receipt requested to: Josée Turgeon, Domtar Corporation, 395 de Maisonneuve Blvd. West, Montreal, QC H3A 1L6 Canada. Executive may also submit the signed version via email to Josée Turgeon at Josee.Turgeon@domtar.com. In the event that Executive exercises his right to revoke this Release pursuant to this paragraph, any and all obligations of Domtar under the Agreement shall be null and void.

Agreed to and Accepted:

Employee

______________________________

Michael D. Garcia

Date: _____________